Exhibit 99.1

NEWS ANNOUNCEMENT                                                          FOR IMMEDIATE RELEASE

Ballantyne Expands Digital Cinema Distribution into Hong Kong

Strong Westrex Subsidiary Granted Hong Kong
Distribution Rights for NEC Digital Cinema Projectors

OMAHA, Nebraska and HONG KONG (October 24, 2006) - Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, specialty lighting and digital cinema equipment and services provider, announced today that its Asian distribution subsidiary, Strong Westrex, has secured Hong Kong distribution rights from NEC Viewtechnology Ltd. for its line of Digital Cinema Projectors.  Strong Westrex has served the Hong Kong market’s traditional cinema needs for over fifty years.

Strong Westrex has been granted a non-exclusive license to distribute NEC’s digital cinema projectors, which use Texas Instruments DLP (Digital Light Processing) Cinema™ technology, in Hong Kong.  The agreement expands upon Ballantyne’s existing position as master reseller of NEC projectors in the Americas.  The Hong Kong license is renewable, with an initial two-year term, and it specifies minimum sales goals.  Strong Westrex will also provide service and support for all digital cinema products sold in the Hong Kong territory.

The Hong Kong cinema market currently consists of approximately fifty theaters with a total of approximately 200 cinema screens.  Strong Westrex maintains over 60% of the 35mm traditional projection systems currently in operation in Hong Kong.  To date, only one theater screen in the territory has been equipped for digital cinema projection.

Ballantyne president and CEO, John P. Wilmers, commented, “Hong Kong is an important, influential cinema market where our Strong Westrex subsidiary has built a strong and loyal base of customers in traditional cinema over more than fifty years, including the past twelve years under Ballantyne’s ownership.  Expanding our product and service offerings to include NEC digital cinema projectors represents an exciting growth avenue and the natural evolution of our business in Hong Kong.  We look forward to working closely with NEC to leverage this important digital cinema opportunity.”

About Ballantyne:

Ballantyne is a provider of motion picture projection, digital cinema equipment and services, specialty lighting and specialty projection equipment.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

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CONTACT:
Brad French	David Collins, Ratula Roy
Ballantyne	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500
btn@jcir.com

P.L. Wong
Strong Westrex Company, Asia
011-852-2827-8289
hkstrong@netvigator.com